EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
               AMENDMENT, dated as of January 31, 2008, to the Employment Agreement dated November 6, 1997, between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and Richard E. Dauch (the “Employee”), as amended (the “Agreement”).
               A. The Agreement provides for certain payments pursuant to a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and
                B. The parties wish to amend the Agreement to meet the requirements of Section 409A(a) of the Code.
               The Employee and the Company hereby amend the Agreement as follows:
1.	A new paragraph 15 shall be added to the Agreement to provide in its entirety as follows:
     15. Section 409A. (a) This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistent with such intent.
     (b) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, such payment shall be paid (or provided) in accordance with the following:
     (i) If the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee’s death. The amount of any such payment that would otherwise be paid to the Employee during such period shall instead be paid to the Employee on the fifteenth day of the first calendar month following the end thereof.
     (ii) Payments with respect to reimbursements of expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

2.	Effective January 1, 2008, Section 3 of Exhibit B shall be amended to read in its entirety as follows:
     3. Company shall grant to Employee each year during the term of this Agreement, in accordance with the terms and conditions that the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall establish:
     (a) options to purchase 150,000 shares of Company common stock, the terms of which shall satisfy the requirements set forth in Section 1.409A-1(b)(5)(i)(A) of the Treasury Regulations (or any successor provision); and
     (b) the number of restricted shares of Company common stock, the aggregate value of which shall be equal to the aggregate value of the options granted under Section 3(a) of this Exhibit B for such year, in each case, as determined by the Committee in accordance with the Company’s standard valuation methodology for annual grants.
3.	Except as set forth in this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

The parties have executed this Amendment as of the date first set forth above.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By: /s/

/s/

Richard E. Dauch